EXHIBIT 4.2

                       AMENDMENT NO. 2 TO CREDIT AGREEMENT

     This Amendment No. 2 to Credit Agreement ("Amendment") dated as of March 23, 2004 by and among the lenders signatories hereto ("Banks"), Comerica Bank as agent for the Banks (in such capacity, "Agent"), and Starcraft Corporation, an Indiana corporation ("Company").

                                    RECITALS

     A. Company and Banks entered into that certain Credit Agreement dated as of January 16, 2004, as amended by one Amendment ("Agreement").

     B. The parties desire to amend the Agreement.

     NOW, THEREFORE, the parties agree that the Agreement is amended as follows:

     1. The following definition in Section 1 of the Agreement is amended to read in its entirety as follows:

          "'Borrowing Base' shall mean, as of any date of determination thereof, an amount equal to the sum of (i) 85% of Eligible Accounts plus (ii) twenty-five percent (25%) of Eligible Inventory provided that the amount set forth in this clause (ii) shall not exceed Three Million Dollars ($3,000,000); plus (iii) fifty percent (50%) of Eligible Repurchase Agreement Inventory provided that the amount set forth in this clause (iii) shall not exceed Three Million Dollars ($3,000,000), plus (iv) the lesser of (A) 75% of Eligible Tooling Accounts, less any progress payments received for the applicable tooling and (B) $3,000,000; plus (v) the Overformula Amount; provided however, that the Borrowing Base shall be determined on the basis of the most current Borrowing Base Certificate required to be submitted hereunder, provided, further, that the amount determined as the Borrowing Base shall be subject to any reserves for contras/offsets, potential offsets due to customer deposits, and such other reserves as reasonably established by the Agent, at the direction or with the concurrence of the Majority Banks from time to time, including, without limitation any reserves or other adjustments established by Agent or the Majority Banks on the basis of any collateral audits conducted hereunder, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by Agent and the requisite Banks. In the event that Agent, at any time in its sole discretion, determines that the dollar amount of Eligible Accounts collectable by a Borrowing Base Obligor is reduced or diluted as a result of discounts or rebates granted by a Borrowing Base Obligor to the respective Account Debtor(s), returned or rejected Inventory or services, or such other reasons or factors as Agent reasonably deems applicable, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by Agent and the requisite Banks, Agent may, in its sole discretion, upon five (5) business days' prior written notice to Agent, reduce or otherwise modify the percentage of Eligible Accounts included within the Borrowing Base and/or reduce the dollar amount of Eligible Accounts by an amount determined by Agent in its sole discretion."

     2. The following definition is added to Section 1 of the Agreement is alphabetical order:

          "'Eligible Repurchase Agreement Inventory' shall mean Inventory which meets all of the requirements to be Eligible Inventory and is held for sale in connection with the 20" wheel program for the Chevy Silverado and GMA Sierra full size pick-up trucks, the Hummer H2 Accessories program or any other program approved by the Administrative Agent and which Inventory General Motors Corporation is obligated to repurchase at cost from the applicable Borrowing Base Obligor under the terms of a repurchase agreement which is acceptable to Agent in the exercise of its sole discretion."

     3. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company's powers, have been duly authorized, are not in contravention of law or the terms of the Company's Articles of Organization or Operating Agreement and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the representations and warranties of Company set forth in Sections 6.1 through 6.23 of the Agreement are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof; and (c) no Event of Default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, has occurred and is continuing as of the date hereof.

     4. This Amendment shall be effective upon execution hereof by Company, Agent and the Banks.

     5. This Amendment may be signed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

     6. Capitalized terms not defined herein shall have the meanings given to them in the Agreement.

     WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent                     STARCRAFT CORPORATION



By: /s/ Michael H. Cliff                    By: /s/ Joseph E. Katona III
   ----------------------------------          ---------------------------------
    Michael H. Cliff                            Joseph E. Katona III

Its: Vice President                         Its: Chief Financial Officer



BANKS:                                      COMERICA BANK



                                            By: /s/ Michael H. Cliff
                                               ---------------------------------
                                                 Michael H. Cliff

                                            Its: Vice President



                                            NATIONAL CITY BANK OF INDIANA



                                            By: /s/ Gregory Brown
                                               ---------------------------------
                                               Gregory Brown

                                            Its: Vice President